EXHIBIT 10.20(c)




                       LOAN AND SECURITY AGREEMENT
                            by and between
                          ATHEROGENICS, INC.,
                              as Borrower
                                  and
                          SILICON VALLEY BANK,
                                 as Bank
                              MARCH 6, 2002





LOAN AND SECURITY AGREEMENT

	THIS LOAN AND SECURITY AGREEMENT dated March 6, 2002, between SILICON VALLEY BANK ("Bank"), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and having a loan production office at 3343 Peachtree Road, NE, Suite 312, Atlanta, Georgia 30004 and ATHEROGENICS, INC., a corporation organized and in good standing in the State of Georgia ("Borrower"), whose address is 8995 Westside Parkway, Alpharetta, Georgia 30004 provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:

1 	ACCOUNTING AND OTHER TERMS

	Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term "financial statements" includes the notes and schedules. The terms "including" and "includes" always mean "including (or includes) without limitation," in this or any Loan Document.

2 	LOAN AND TERMS OF PAYMENT

2.1 	Promise to Pay.

	Borrower promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

2.1.1 	Revolving Advances.

	(a) 	Bank will make Advances not exceeding the Committed
Revolving Line subject to the terms set forth herein. Amounts borrowed under this Section may be repaid and reborrowed at any time and from time to time during the term of this Agreement, prior to the occurrence and continuance of any Event of Default. All Advances shall be evidenced by the Revolving Promissory Note to be executed and delivered by Borrower to Bank on the Closing Date and shall be repaid in accordance with the terms of the Revolving Promissory Note.

	(b) 	Notwithstanding anything provided herein or in any of the
Loan Documents to the contrary, in the event that at any time prior to the Revolving Maturity Date, a material failure of the Borrower's AGI-1067 compound ("Compound") in either phase II or phase III of the clinical studies related to the Compound occurs, including, without limitation, a discontinuation of any trial or clinical study, a material change in any trial or clinical study design, or the failure to demonstrate significant statistical benefits along primary endpoints of any trial or clinical study, which results in Borrower terminating the trial or ceasing development of AGI-1067, then in such event, Bank shall no longer have any obligation to make any Advance to Borrower and all outstanding Advances, along with all accrued interest thereon and any other Obligations related to the Committed Revolving Line shall automatically be due and payable upon demand, unless prior to such demand no Event of Default shall have occurred and be continuing hereunder and Borrower shall make the Certificate of Deposit Assignment in favor of Bank.

	(c) 	To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 3:00 p.m. Eastern time on the Business Day the Advance is to be made. Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Request Form attached as Exhibit B (the "Payment/Advance Form"). Bank will credit Advances to Borrower's deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance.

	(d) 	The Committed Revolving Line terminates on the Revolving
Maturity Date, when all Advances are immediately payable.

	(e) Bank's obligation to lend the undisbursed portion of the Obligations will terminate if, in Bank's sole but reasonable discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

2.1.2 		Equipment Advances.

	(a) 	Through December __, 2002 (the "Equipment Availability End
Date"), Bank will make advances (each an "Equipment Advance" and, collectively, the "Equipment Advances") not exceeding the Committed Equipment Line. The Equipment Advances may only be used to finance or refinance Equipment purchased on or after one hundred eighty (180) days before the date of each Equipment Advance. Eligible Equipment may include equipment purchases made more than one hundred eighty (180) days before each Equipment Advance at depreciated book value. Equipment Advances may not exceed one hundred percent (100%) of the equipment invoice, excluding taxes, shipping, warranty charges, freight discounts and installation expense. Other Equipment may constitute up to twenty percent (20%) of the aggregate Equipment Advances. Each Equipment
Advance must be for a minimum of One Hundred Thousand Dollars
($100,000).  The number of Equipment Advances is limited to six (6).

	To obtain an Equipment Advance, Borrower will deliver to Bank a completed supplement in substantially the form attached as Exhibit C ("Loan Supplement"), copies of invoices for the Equipment being financed, together with a UCC Financing Statement, if requested by Bank, covering the Equipment described on the Loan Supplement, and such additional information as Bank may request at least four (4) Business Days before the proposed funding date (the "Funding Date"). If
Borrower satisfies the conditions of each Equipment Advance specified herein, Bank will disburse such Equipment Advance by internal transfer to Borrower's deposit account with Bank on the Funding Date.

	(b) 	Bank's obligation to lend the undisbursed portion of the
Committed Equipment Line will terminate if, in Bank's sole but reasonable discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations , whether or not arising from transactions in the ordinary course of business, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

2.2 	Interest Rate, Payments, Prepayments.

	(a) 	Interest Rate.

		(i) In accordance with the Revolving Promissory Note, Advances accrue interest on the outstanding principal balance at the Prime Rate, plus one and one half of one percent (1.5%) per annum; provided that at all times during which Borrower's Liquidity is less than two and one half (2.5) times the outstanding amount of all Credit Extensions or Borrower maintains less than six (6) months Remaining Months Liquidity, as determined pursuant to the financial statements to be delivered to Bank pursuant to Section 6.2(a), then the unpaid Principal Sum at all such times shall automatically and without notice to Borrower bear interest at the Prime Rate, plus two percent (2%) per annum. The rate of interest charged shall change immediately and contemporaneously with any change in the Prime Rate.

		(ii) Equipment Advances accrue interest on the outstanding principal balance at a per annum rate equal to the greater of (i) a fixed rate equal to the Prime Rate as of the Funding Date, plus Three Percent (3%) or (ii) Seven and One Half of One Percent (7.5%);

		(iii) After and during the continuance of an Event of Default, Obligations accrue interest at five percent (5%) above the rate effective immediately before the Event of Default. The interest rate on the Committed Revolving Line increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

	(b) 	Payments.

		(i) Interest due on the Committed Revolving Line is payable in accordance with the Revolving Promissory Note.

		(ii) Borrower will repay the Equipment Advances in Thirty Three (33) equal installments of principal and interest commencing on the first Business Day of the month following the Funding Date (or commencing on the Funding Date if the Funding Date is the first Business Day of the month) with respect to such Equipment Advance and continuing thereafter on the first Business Day of each calendar month (each a "Payment Date"). All unpaid principal and interest is due and payable in full on the last Payment Date with respect to such Equipment Advance. Unless the Funding Date is the first Business Day of the month, in addition to the payments described above, Borrower shall pay to Bank on the Funding Date an amount equal to the Equipment Advance multiplied by a daily rate of 0.05% for the number of days from the Funding Date to the first Payment Date for such Equipment Advance.

		(iii)	Bank may debit any of Borrower's deposit accounts
including Account Number ________________ for principal and interest payments owing or any other amounts Borrower owes Bank under any of the Loan Documents when due. Bank will promptly notify Borrower when it debits Borrower's accounts. These debits are not a set-off. Payments received after 3:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next
Business Day and additional interest accrues.

	(c) Permitted Prepayment of Equipment Advances. Borrower may voluntarily prepay all or any portion of any Equipment Advance upon not less than thirty (30) Business Days notice to Bank, provided any such prepayment is accompanied by a prepayment fee equal to (i) three percent (3%) of the amount of principal prepaid if the prepayment occurs within the first twelve (12) months from the date of the Equipment Advance;
(ii) two percent (2%) of the amount of principal prepaid if the prepayment occurs on or after the first twelve (12) months, and prior to the twenty fourth (24th) month from the date of the Equipment Advance; and (iii) one percent (1%) of the amount of principal prepaid at all times on or after the first twenty four (24) months from the date of the Equipment Advance and prior to the maturity date thereof. In addition to the above prepayment fee, at the time of any such prepayment, Borrower must pay, on the date of the prepayment (A) all unpaid accrued interest to the date of the prepayment; and (B) all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement.

2.3 	Fees.

	Borrower will pay:

	(a) 	Facility Fees.  Fully earned, nonrefundable fees in the
amount of (i) Twenty Five Thousand Dollars ($25,000) with respect to the Committed Revolving Line, and (ii) Twenty Five Thousand Dollars ($25,000) with respect to the Committed Equipment Line.

	(b) 	Bank Expenses. All Bank Expenses (including reasonable
attorneys' fees and reasonable expenses) incurred through and after the date of this Agreement, are payable when due.

	(c)	Non-Use Fee.  A fully earned, nonrefundable fee in the
amount of (i) Ten Thousand Dollars ($10,000) if Bank does not make any Advance by March 5, 2003; and (ii) an additional Five Thousand Dollars ($5,000) if Bank does not make any Advance by March 5, 2004.

3 	CONDITIONS OF LOANS

3.1 	Conditions Precedent to Initial Credit Extension.

	Bank's obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

	            (a)	this Agreement;

                  (b)	a certificate of the Secretary of Borrower with
respect to articles, bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement;

                  (c)	the Revolving Promissory Note, the Equipment
Term Note, the negative pledge agreement covering intellectual property;

			(d)	financing statements (Forms UCC-1);

 			(h)	insurance certificate;

 			(i)	payment of the fees and Bank Expenses then due
specified in Section 2.3 hereof;  and

                  (j) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 	Conditions Precedent to all Credit Extensions.

	Bank's obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

	(a) 	timely receipt of any Payment/Advance Form and/or Loan
Supplement; and

	(b) 	the representations and warranties in Section 5 must be
true on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties of Section 5 remain true.

4 	CREATION OF SECURITY INTEREST

4.1 	Grant of Security Interest.

	Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower's duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. Bank upon the occurrence and during the continuance of any Event of Default, may place a "hold" on any deposit account of Borrower maintained with Bank. If this Agreement is terminated, Bank's lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations. Bank acknowledges and agrees that upon written request of Borrower it will release its lien on the Collateral, provided that prior to any such release becoming effective, Borrower makes the Certificate of Deposit Assignment described in Section 4.2 hereof in favor of Bank and Bank and Borrower each acknowledge and agree that at all times thereafter, all references in the Loan Agreement to the "Collateral" shall be deemed to mean the Certificate of Deposit pledged to Bank pursuant to the Certificate of Deposit Assignment.

4.2 	Certificate of Deposit Collateral.

	(a)	In the event that an Event of Default occurs (except with
respect to an Event of Default occurring under Sections 8.1, 8.5, 8.8 or 8.9), Borrower may cure such Event of Default by immediately granting Bank a first priority security interest in one or more certificates of deposit owned by Borrower and issued by Bank in an aggregate face amount equal to not less than one hundred and five percent (105%) of the then outstanding Obligations (the "Certificate of Deposit") by executing and delivering to Bank (i) an Assignment of Certificate of Deposit in substantially the form attached hereto as Exhibit E and (ii) such other financing statements, documents and instruments reasonably required by Bank and its counsel to grant Bank a first priority security interest in the Certificate of Deposit (the "Certificate of Deposit Assignment").

	(b)	Borrower may also at anytime prior to the occurrence and
during the continuance of an Event of Default, elect to provide the Certificate of Deposit Assignment as provided for in Sections 2.1.1(b) and 4.1 hereof.

	(c)	In all cases, if at any time after making the Certificate of
Deposit Assignment, the Certificate of Deposit does not equal or exceed one hundred and five percent (105%) of the outstanding Obligations, Borrower shall immediately either increase the Certificate of Deposit or make a payment on the Obligations in an amount equal to the difference between one hundred five percent (105%) of the outstanding Obligations and the face amount of the Certificate of Deposit. Failure to make such payment or increase the Certificate of Deposit shall be deemed without notice to be an Event of Default under this Agreement.

	(d)	With respect to any Assignment of Certificate of Deposit
given to Bank in accordance with Section 4.1 of this Agreement, such Assignment of Certificate of Deposit will remain in force and effect until the Obligations have been repaid in full and there is no further commitment on the part of the Bank to make any further Credit Extensions to the Borrower under any of the Loan Documents.

	(e)	With respect to any Assignment of Certificate of Deposit
given to Bank in accordance with subsection (a) of this Section in order to waive an Event of Default, such Assignment of Certificate of Deposit will remain in force and effect until the earlier of the date that
(i) the Obligations have been repaid in full and there is no further commitment on the part of the Bank to make any further Credit Extensions to the Borrower under any of the Loan Documents, or (ii) the Event of Default which gives rise to the delivery of the Assignment of Certificate of Deposit has been waived in writing by Bank or cured to the satisfaction of Bank in its sole, but reasonable discretion.

5 	REPRESENTATIONS AND WARRANTIES

	Borrower represents and warrants as follows:

5.1 	Due Organization and Authorization.

	Borrower is duly existing and in good standing in the state of Georgia and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Borrower and each Subsidiary's exact legal name is as set forth on the first page of this Agreement. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which, or by which it is bound, in which the default could reasonably be expected to cause a Material Adverse Change.

5.2 	Collateral.

	Borrower has good title to the Collateral, free of Liens except Permitted Liens. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. All Inventory is in all material respects of good and marketable quality, free from material defects. Borrower is the sole owner of the Intellectual Property, except for licenses granted to its customers in the ordinary course of business. Each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Change.

5.3 	Litigation.

	There are no actions or proceedings pending or, to the knowledge of Borrower's Responsible Officers, threatened by or against Borrower or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4 	No Material Adverse Change in Financial Statements.

	The consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations as of the respective dates of such financial statements. There has not been any Material Adverse Change since the date of the most recent consolidated financial statements submitted to Bank.

5.5 	Solvency.

	The fair salable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement or any of the Loan Documents; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 	Regulatory Compliance.

	Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve
Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower's or any Subsidiary's properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7 	Subsidiaries.

	Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 	Full Disclosure.

	No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank to induce Bank to enter into this Agreement or pursuant to this Agreement (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading. It being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6 	AFFIRMATIVE COVENANTS

	Borrower will do all of the following for so long as Bank has an obligation to make any Credit Extension, or there are outstanding
Obligations:

6.1 	Government Compliance.

	Borrower will maintain its and all Subsidiaries' legal existence and good standing as a Registered Organization in only its current state of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower's business or operations. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2 	Financial Statements, Reports, Certificates.

	(a) 	Borrower will deliver to Bank:  (i) within five (5) days of
filing, copies of all statements, reports and notices made available to Borrower's security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the SEC; (ii) on the Closing Date and within thirty (30) days of the end of each of the Borrower's fiscal years, a copy of the quarterly projections of the Borrower for the then current fiscal year approved by the Borrower's
Board of Directors; (iii) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $250,000 or more;
(iv) budgets, sales projections, operating plans or other financial information Bank reasonably requests; and (v) prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark or knowledge of an event that materially adversely affects the value of the Intellectual Property.
Notwithstanding anything provided herein or in any Loan Document to the contrary, at all times in which Borrower shall fail to maintain
(i) Liquidity equal or greater to two and one half (2.5) times the outstanding Obligations, or (ii) six (6) months Remaining Months
Liquidity, based on the quarterly financial statements to be provided to Bank pursuant to Section 6.2(a)(i) above, Borrower shall deliver to Bank as soon as available, but no later than thirty (30) days after the end of each month, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during the period in a form acceptable to Bank, accompanied by the Compliance Certificate described in Section 6.2(b) and the financial covenants set forth in Section 6.7 shall be measured as of the end of each month during any such period.

	(b) 	All reports on Form 10-K, 10-Q and 8-K and all financial
statements delivered to Bank pursuant to Section 6.2(a) above shall be accompanied by a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D.

6.3 	Inventory; Returns.

	Borrower will keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors will follow Borrower's customary practices as they exist at execution of this Agreement. Borrower must promptly notify
Bank of all returns, recoveries, disputes and claims, that involve more than $100,000.

6.4 	Taxes.

	Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5 	Insurance.

	Borrower will keep its business and the Collateral insured for risks and in amounts standard for Borrower's industry, and as Bank may reasonably request. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank's reasonable discretion. All property policies will have a lender's loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least twenty (20) days notice before canceling its policy. At Bank's request, Borrower will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, at Bank's option, be payable to Bank on account of the Obligations.

6.6 	Primary Accounts.

	Borrower will maintain its primary depository and operating accounts with Bank and shall maintain account balances in such accounts at all times equal to an aggregate of at least Fifteen Million Dollars ($15,000,000).

6.7 	Financial Covenants.

	Borrower will maintain as of the last day of each of Borrower's fiscal quarters (subject to being measured monthly pursuant to Section 6.2(a) hereof):

		(a)	Liquidity.  Borrower shall maintain Liquidity equal
to the sum of (i) two (2) times the outstanding Obligations and (but not additive) (ii) four (4) months Remaining Months Liquidity.

		(b)	Maximum Cumulative Quarterly Losses.  Borrower's
maximum Cumulative Quarterly Losses shall not exceed the projected cumulative quarterly losses approved by Borrower's Board of Directors and delivered to Bank prior to the Closing Date by more than twenty percent (20%).

6.8 	Registration of Intellectual Property Rights.

	Borrower will register with the United States Patent and Trademark Office or the United States Copyright Office its Copyrights, Patents and Trademarks and additional Copyright, Patent and Trademark rights developed or acquired by Borrower, other than those which are immaterial to Borrower's business, including revisions or additions with any product before the sale or licensing of the product to any third party. Borrower will (i) protect, defend and maintain to the extent permitted under any license relating to such Intellectual Property the validity and enforceability of the Intellectual Property and promptly advise Bank in writing of material infringements and
(ii) not allow any Intellectual Property material to Borrower's business to be abandoned, forfeited or dedicated to the public without Bank's written consent.

6.9 	Further Assurances.

	Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank's security interest in the Collateral or to effect the purposes of this Agreement.

7 	NEGATIVE COVENANTS

	Borrower will not do any of the following without Bank's prior written consent, for so long as Bank has an obligation to make Credit Extensions or there are any outstanding Obligations:

7.1 	Dispositions.

	Convey, sell, lease, transfer or otherwise dispose of (collectively "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;
(iii) of worn-out or obsolete Equipment, (iv) which in the aggregate do not exceed $100,000, or (v) to any Subsidiary of Borrower, provided that at the time of any such Transfer, such Subsidiary has been added to this Agreement and each Loan Document as a co-obligor and grants to Bank a perfected first priority Lien on its assets (other than any intellectual property), pursuant to a joinder agreement in form and substance satisfactory to Bank and its counsel.

7.2 	Changes in Business, Ownership, Management or Business Locations.

	Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a change in its ownership of greater than twenty five percent (25%) (other than by the sale of Borrower's equity securities in a public offering or to venture capital investors so long as Borrower identifies and advises Bank of the venture capital investors prior to the closing of the investment). Borrower will not, without at least thirty (30) days prior written notice, change its state of formation, relocate its chief executive office or add any new offices or business locations.

7.3 	Mergers or Acquisitions.

	Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (i) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement and (ii) such transaction would not result in a decrease of more than twenty five percent (25%) of Tangible Net Worth.
A Subsidiary may merge or consolidate with or into another Subsidiary or with or into Borrower.

7.4 	Indebtedness.

	Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 	Encumbrance.

	Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted here, subject to Permitted
Liens.

7.6 	Distributions; Investments.

	Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so. Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided, however, that prior to the occurrence and continuance of any Event of Default, Borrower may pursuant to its stock option plans and agreements, warrant agreements and Reload Common Stock Rights Agreement make such payments or redemptions.

7.7 	Transactions with Affiliates.

	Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for the transaction described on Schedule 7.7, alternative minimum tax loans to officers of Borrower authorized by its Board of Directors and transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person.

7.8 	Subordinated Debt.

	Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank's prior written consent.

7.9 	Compliance.

	Become an "investment company" or a company controlled by an "investment company," under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8 	EVENTS OF DEFAULT

	Any one of the following is an Event of Default:

8.1 	Payment Default.

	If Borrower fails to pay any of the Obligations within three (3) Business Days of when due;

8.2 	Covenant Default.

	If Borrower does not perform any obligation in Section 6 or violates any covenant in Section 7; or if Borrower does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within ten (10) days after it occurs, or if the default cannot be cured within ten (10) days or cannot be cured after Borrower's attempts within ten (10) day period, and the default may be cured within a reasonable time, then Borrower has an additional period (of not more than thirty (30) days) to attempt to cure the default. During the additional time, the failure to cure the default is not an Event of Default (but no Credit Extensions will be required to be made during the cure period);

8.3 	Material Adverse Change.

	If there (i) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower, or
(ii) is a material impairment of the prospect of repayment of any portion of the Obligations or (iii) is a material impairment of the value or priority of Bank's security interests in the Collateral
((i) - (iii) each being a "Material Adverse Change").

8.4 	Attachment.

	If any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed against any of Borrower's assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit
Extensions will be required to be made during the cure period);

8.5 	Insolvency.

	If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 30 days (but no Credit Extensions will be required to be made before any Insolvency Proceeding is dismissed);

8.6 	Other Agreements.

	If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $250,000 or that could reasonable be expected to cause a Material Adverse Change;

8.7 	Judgments.

	If a money judgment(s) in the aggregate of at least $100,000 is rendered against Borrower and is unsatisfied and unstayed for 10 days (but no Credit Extensions will be required to be made before the judgment is stayed or satisfied);

8.8 	Misrepresentations.

	If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document; or

8.9 	Subsidiaries.

	Any circumstance described in Sections 8.3, 8.4, 8.5 or 8.7 occurs to any Subsidiary of Borrower.

9 	BANK'S RIGHTS AND REMEDIES

9.1 	Rights and Remedies.

	When an Event of Default occurs and continues Bank may, without further notice or demand, do any or all of the following:

	(a) 	Declare all Obligations immediately due and payable (but if
an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

	(b) 	Stop advancing money or extending credit for Borrower's
benefit under this Agreement or under any other agreement between Borrower and Bank;

	(c) 	Settle or adjust disputes and claims directly with account
debtors for amounts, on terms and in any order that Bank considers advisable;

	(d) 	Make any payments and do any acts it considers necessary or
reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

	(e) 	Apply to the Obligations any (i) balances and deposits of
Borrower with Bank or its Affiliate it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

	(f) 	Ship, reclaim, recover, store, finish, maintain, repair,
prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower's labels, Copyrights, rights of use of any name, trade names, Trademarks, service marks, and advertising matter, or any similar property constituting the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section, Borrower's rights under all licenses and all franchise agreements constituting Collateral inure to Bank's benefit, it being understood and agreed that nothing in this Section shall be deemed to create a security interest in any intellectual property described in this Section; and

	(g) 	Dispose of the Collateral according to the Code.

9.2 	Power of Attorney.

	Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to:
(i) endorse Borrower's name on any checks or other forms of payment or security; (ii) sign Borrower's name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower's insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and
(v) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower's name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank's appointment as Borrower's attorney in fact, and all of Bank's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions terminates.

9.3 	Accounts Collection.

	When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank's security interest in the funds
and verify the amount of the Account, and   Borrower must collect all
payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4 	Bank Expenses.

	If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent. Any amounts paid by Bank under this Agreement are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

9.5 	Bank's Liability for Collateral.

	If Bank complies with reasonable banking practices and the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Except as provided in the preceding sentence, Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 	Remedies Cumulative.

	Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7 	Demand Waiver.

	Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10 	NOTICES

	All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement, or by telefacsimile to Borrower at (678) 336-2501 or Bank at (404) 261-2202, with a copy of all notices to Borrower to Long Aldridge & Norman, LLP, 303 Peachtree Street, Suite 5300, Atlanta Georgia, Attention Leonard A. Silverstein
(404) 527-4198 and with a copy of all notices to Bank to Troutman Sanders LLP, 1660 International Drive, Suite 600, McLean, Virginia 22102, Attention: Richard M. Pollak (703) 734-4340. All notices given by telefacsimile shall be followed by a copy given by a second means as provided above. A party may change its notice address by giving the other party written notice.

11 	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

	Georgia law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in the State of Georgia provided, however, that if for any reason the Bank can not avail itself of the courts of the State of Georgia, the Borrower and Bank each submit to the jurisdiction of the State and Federal Courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12 	GENERAL PROVISIONS

12.1 	Successors and Assigns.

	This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank's prior written consent which may be granted or withheld in Bank's discretion. Prior to an Event of Default, Bank will request Borrower's prior consent, which will not be unreasonably withheld, delayed or conditioned to any sale, transfer or participation of all or any part of, or any interest under this Agreement and after the occurrence and during the continuance of an Event of Default Bank has the right, without the consent of, or notice to, Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement.

12.2 	Indemnification.

	Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses arising out of any Loan Document or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses actually incurred), except for losses caused by Bank's gross negligence or willful misconduct.

12.3 	Time of Essence.

	Time is of the essence for the performance of all obligations in this Agreement.

12.4 	Severability of Provision.

	Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 	Amendments in Writing, Integration.

	All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements.
All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6 	Counterparts.

	This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7 	Survival.

	All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8 	Confidentiality.

	In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank's subsidiaries or affiliates in connection with their business with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, such transferees are consented to if required under Section 12.1 and further provided, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision),
(iii) as required by law, regulation, subpoena, or other order,
(iv) as required in connection with Bank's examination or audit and
(v) as Bank in its reasonable discretion considers appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9 	Attorneys' Fees, Costs and Expenses.

In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys' fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13 	DEFINITIONS

13.1 	Definitions.

	In this Agreement:

	"Accounts" has the meaning set forth in the Code and includes all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

	"Advance" or "Advances" is a loan advance (or advances) under the Committed Revolving Line.

	"Affiliate" of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

	"Bank Expenses" are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys' fees and expenses actually incurred by Bank) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

	"Borrower's Books" are all Borrower's books and records including ledgers, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

	"Business Day" is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

	"Certificate of Deposit" is defined in Section 4.2.

	"Certificate of Deposit Assignment" is defined in Section 4.2.

	"Closing Date" is the date of this Agreement.

	"Code" is the Uniform Commercial Code, in effect in the State of Georgia as in effect from time to time. .

	"Collateral" means the property described on Exhibit A., provided however that pursuant to the terms of this Agreement, Collateral may include the Certificate of Deposit, or as provided in Section 4.1, may be only the Certificate of Deposit.

	"Committed Equipment Line" is a Credit Extension of up to Two Million Five Hundred Thousand Dollars ($2,500,000).

	"Committed Revolving Line" is Advances of up to Five Million Dollars ($5,000,000).

	"Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

	"Copyrights" are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

	"Credit Extension" is each Advance, Equipment Advance or any other extension of credit by Bank hereunder for Borrower's benefit.

	"Cumulative Quarterly Losses" are the Borrower's aggregate Net Cash Losses for each three (3) month period, commencing January 1, 2002.

	"Equipment" has the meaning set forth in the Code and includes all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

	"Equipment Advance" is defined in Section 2.1.2.

	"Equipment Availability End Date" is defined in Section 2.1.2.

	"Equipment Term Note" means that certain Equipment Term Note of even date herewith in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) from Borrower in favor of Bank, together with all renewals, amendments, modifications and substitutions therefor.

	"ERISA" is the Employment Retirement Income Security Act of 1974, and its regulations.

	"Financed Equipment" is defined in the Loan Supplement.

	"GAAP" is generally accepted accounting principles.

	"Indebtedness" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments,
(c) capital lease obligations and (d) Contingent Obligations.

	"Insolvency Proceeding" are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

	"Intellectual Property" is:

	(a)	Copyrights, Trademarks and Patents including amendments,
renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

	(b)	Any trade secrets and any intellectual property rights in
computer software and computer software products now or later existing, created, acquired or held;

	(c)	All design rights which may be available to Borrower now
or later created, acquired or held;

	(d)	Any claims for damages (past, present or future) for
infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above;

	All Proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

	"Inventory" has the meaning set forth in the Code and includes present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other Proceeds from the sale or disposition of any of the foregoing and any documents of title.

	"Investment" is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

	"Letter-of-credit right" means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

	"Lien" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

	"Liquidity" is Borrower's unrestricted cash and cash equivalents deposited at Bank or invested through Bank in a mutual fund account.

	"Loan Documents" are, collectively, this Agreement, the Revolving Promissory Note, the Equipment Term Note, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

	"Loan Supplement"  has the meaning set forth in Section 2.1.2(b)

	"Material Adverse Change" has the meaning set forth in
Section 8.3.

	"Net Cash Losses" shall mean Borrower's trailing three (3) month average change in cash from operations, in accordance with GAAP, unless the financial covenants set forth in Section 6.7 herein are being measured monthly in accordance with Section 6.2(a) herein, in which case, "Net Cash Losses" shall mean the then current month's change in cash from operations.

	"Obligations" are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

	"Other Equipment" is leasehold improvements, intangible property such as computer software and software licenses, equipment specifically designed or manufactured for Borrower, other intangible property, sales tax, freight and installation expenses, limited use property and other similar property.

	"Patents" are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

	"Permitted Indebtedness" is:

	(a)	Borrower's indebtedness to Bank under this Agreement or any
other Loan Document;

	(b)	Indebtedness existing on the Closing Date and shown on the
Schedule;

	(c)	Subordinated Debt;

	(d)	Indebtedness to trade creditors incurred in the ordinary
course of business; and

	(e)	Indebtedness secured by Permitted Liens.

	"Permitted Investments" are:

	(a)	Investments shown on the Schedule and existing on the
Closing Date; and

	(b)	(i)  marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having at least an A1/P1 rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and (iii) Bank's certificates of deposit issued maturing no more than 1 year after issue.

	"Permitted Liens" are:

	(a)	Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

	(b)	Liens for taxes, fees, assessments or other government
charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank's security interests;

	(c)	Purchase money Liens (i) on Equipment acquired or held by
Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the Proceeds of the equipment;

	(d)	Licenses or sublicenses granted in the ordinary course of
Borrower's business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;

	(e) Leases or subleases granted in the ordinary course of Borrower's business, including in connection with Borrower's leased premises or leased property;

	(f)	Liens incurred in the extension, renewal or refinancing of
the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

	"Person" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

	"Proceeds" has the meaning described in the Code as in effect from time to time.

	"Prime Rate" is Bank's most recently announced "prime rate," even if it is not Bank's lowest rate.

	"Registered Organization" means an organization organized solely under the law of a single state or the United States and as to which the state or the United States must maintain a public record showing the organization to have been organized.

	"Remaining Months Liquidity" shall mean Liquidity, minus all outstanding Obligations divided by Net Cash Losses.

	"Responsible Officer" is each of the Chief Executive Officer, the President, the Chief Financial Officer and the Sr. Director of Finance and Administration of Borrower.

	"Revolving Maturity Date" is September 5, 2004.

	"Revolving Promissory Note" means that certain Revolving
Promissory Note of even date herewith in the maximum principal amount of Five Million Dollars ($5,000,000) from Borrower in favor of Bank, together with all renewals, amendments, modifications and substitutions, therefor.

	"Schedule" is any attached schedule of exceptions.

	"Subordinated Debt" is debt incurred by Borrower subordinated to Borrower's indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

	"Subsidiary" is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more subsidiaries of the Person.

	"Supporting Obligation" means a Letter-of-credit right, secondary obligation or obligation of a secondary obligor or that supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument or investment property.

	"Tangible Net Worth" is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and
(ii) Total Liabilities.

	"Trademarks" are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Borrower connected with the trademarks.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]


BORROWER:

ATHEROGENICS, INC.


By:  /s/MARK P. COLONNESE
      Name:  Mark P. Colonnese
	Title:  Chief Financial Officer and Secretary


BANK:

SILICON VALLEY BANK


By:  ALAN P. STURGIN
      Name:  Alan P. Sturgin
      Title:  Senior Vice President


SILICON VALLEY BANK


By:
      Name:
      Title: